UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2004

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code   (816) 303-4500

Item 5. Other Events and Required FD Disclosure.

         On May 21, 2004, the Registrant received a notice from the Nasdaq Stock Market (“Nasdaq”) that it was not in compliance with the minimum $10,000,000 stockholders’ equity requirement for continued listing on the Nasdaq National Market as of March 31, 2004, as set forth in Marketplace Rule 4450(a)(3). Nasdaq has requested that the Registrant provide a specific plan to achieve and sustain compliance with Nasdaq’s minimum stockholders’ equity standard for a twelve month period.

         The Registrant responded to Nasdaq on June 7, 2004. In its response, the Registrant noted that management believes it has been in compliance with the $10,000,000 minimum stockholders’ equity requirement since May 1, 2004, as a result of the issuance of operating units of Maxus Operating Limited Partnership, the Registrant’s subsidiary, in connection with the acquisition of The Terrace Apartments. The Registrant further noted that although the $0.25 per share cash dividend payable on June 21, 2004 would cause the Registrant to fall below the minimum stockholders’ equity standard, the Board of Trustees has approved a private offering to raise up to $500,000 that management expects to close before June 21, 2004. If such funds are raised, management believes it is able to demonstrate to Nasdaq that the Registrant will sustain compliance with the $10,000,000 minimum stockholders’ equity standard. In addition to the proceeds of the private offering, the sale of the ACI Building as reported in the Form 8-K filed by the Registrant on May 4, 2004, if consummated, would significantly increase the Registrant’s stockholders’ equity due to an anticipated gain on sale of approximately $3 million. The ACI Building is a commercial property held by the Registrant located in Omaha, Nebraska. There can be no assurance that the sale will be consummated.

         Although management believes that it has provided a plan that addresses Nasdaq’s concern, there can be no assurance that Nasdaq will accept the Registrant’s plan. If Nasdaq does not accept the Registrant’s plan, it could proceed to delist the Registrant’s shares of common stock from the Nasdaq National Market. In such event, the Registrant will have the opportunity to request a hearing by a Nasdaq listing panel to challenge Nasdaq’s decision and could appeal the listing panel’s determination, and the Registrant could also request a transfer to the Nasdaq SmallCap Market, which listing standards the Registrant satisfies.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS REALTY TRUST, INC.

Date: June 9, 2004	By:/s/ David L. Johnson
David L. Johnson, Chairman of the Board, President and Chief Executive Officer